Exhibit 99.1

AMERICAN SPECTRUM REALTY, INC.

William J. Carden Chairman, President & CEO (949) 753-711

FOR IMMEDIATE RELEASE

American Spectrum Realty, Inc. Announces Stockholder
Approval of a Reverse Stock Split

HOUSTON, Texas—(BUSINESS WIRE)—March 1, 2004—American Spectrum Realty, Inc. (AMEX: AQQ), a diversified real estate investment and management company, announced today that its stockholders, at a special meeting held on Friday, February 27, 2004, approved a one-for-four reverse stock split of its outstanding shares of common stock.  The reverse stock split will be effective on Tuesday, March 2.  On a pre-split basis, American Spectrum currently has 6,228,675 common shares outstanding.  Investors will be receiving instructions regarding the process of exchanging pre-split old common stock certificates for post-split new common stock certificates from the Company’s transfer agent, Mellon Investor Services, Inc.

In addition, the stockholders approved the issuance of up to 382,537 shares of Common Stock (calculated on a pre-split basis) upon exchange of 382,537 units of limited partnership interest in its operating partnership which were issued during 2003.  For more information regarding these actions, investors are urged to review the Proxy Statement dated January 22, 2004 which can be found on the Company’s website: www.americanspectrum.com.

William J. Carden, President of American Spectrum, stated, “We are pleased that our shareholders voted overwhelmingly in favor of these items.  We anticipate that this one-for-four reverse split will encourage interest and broaden the market for our common stock and ultimately enhance its value.”

American Spectrum Realty, Inc. is a diversified real estate investment and management company that currently owns 25 office, industrial, apartment and retail properties aggregating over 2.4 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty’s business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate.  Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.